Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FIRST QUARTER 2017 RESULTS

DALLAS--(BUSINESS WIRE)—May 8, 2017-- Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today financial and operating results for the first quarter of 2017. For the first quarter of 2017, the Company generated a net loss of $28.8 million, or $0.07 per diluted share as compared to net loss of $59.0 million or $0.15 per diluted share in the same period last year. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $42.7 million or $0.11 per diluted share for the first quarter of 2017.

“Kosmos is off to a strong start executing on our plan in 2017” said Andrew G. Inglis, chairman and chief executive officer. “The strong cash flow generation of the business in combination with the closing of our Mauritania and Senegal transactions with BP, has allowed Kosmos to improve its financial strength. In addition, our continued exploration success with the Yakaar-1 well in Senegal, supports our belief that the basin is one of the largest petroleum systems to be opened along the Atlantic Margin.”

First quarter 2017 oil revenues were $103 million versus $62 million in the same quarter of 2016, on sales of 2.0 million barrels of oil in 2017 as compared to 1.9 million barrels in 2016.  First quarter 2017 oil revenues exclude $11  million of derivative settlements. Realized oil revenues, including the impact of the Company’s hedging program, were $58.12 per barrel of oil sold in the first quarter of 2017 compared to $62.64 per barrel of oil sold in the year-ago quarter. Kosmos currently has approximately 5 million barrels of oil hedged in 2017 and approximately 6 million in 2018 with an average floor price of approximately $59 per barrel and $53 per barrel, respectively. At the end of the quarter, the Company was in a net underlift position of approximately 0.8 million barrels of oil.

Other income, net during the quarter was $49 million for loss of production income (LOPI) insurance proceeds, net associated with the Jubilee turret bearing issue, which covers the production period through February 2017.

Production expense for the first quarter was $20 million, or $10.06 per barrel, versus $29 million, or $15.50 per barrel, in the first quarter of 2016. The decrease in total production expense was primarily attributable to insurance proceeds received during 2017.

Facilities insurance modifications expense during the first quarter was $3  million, net of insurance proceeds. These costs are related to converting the Jubilee FPSO into a permanently spread moored production facility.

Exploration expenses totaled $106 million for the first quarter, compared to $24 million in the same period of 2016. Included in the quarter were approximately $42 million of costs associated with the stacking of the Atwood Achiever as well as  a  $48 million cancellation payment related to the exercise of our election to cancel the fourth year option of the Atwood Achiever drilling rig contract.

Depletion and depreciation expense for the quarter was $35 million, or $17.70 per barrel. This was an increase from $16.49 per barrel in the first quarter of 2016, primarily a result of a slight decrease in recognized proved reserves associated with the Jubilee Field in the fourth quarter of 2016.

General and administrative expenses were $16 million during the first quarter, a 12 percent decrease compared to the same period in 2016 due to reduced equity-based compensation expense and carried costs as a result of the BP transactions.

First quarter results included a mark-to-market gain of $38 million related to the Company’s oil derivative contracts. At March 31, 2017, the Company’s hedging position had a total commodity net asset value of $28 million.

Total capital expenditures in the first quarter were $120 million, which was offset by the initial proceeds from the BP transactions of $222 million resulting in a credit to our capital budget of $102 million for the first quarter.

Kosmos exited the first quarter of 2017 with $1.3 billion of liquidity and $961 million of net debt, reflecting a voluntary repayment of $150 million on our reserves-based lending facility. This compares to $1.2 billion of liquidity and $1.1 billion of net debt as of December 31, 2016. During the first quarter, Kosmos also concluded the semi-annual bank re-determination process on our reserves-based lending facility. As expected, the borrowing base decreased to $1.3 billion, driven by the remaining loan-life under the facility, reducing total liquidity to $1.2 billion effective April 1, 2017.

Operational Update

Ghana

During the first quarter of 2017, gross sales volumes from Ghana averaged approximately 132,500 barrels of oil per day (bopd), including volumes from the Jubilee and TEN fields which averaged approximately 82,500 bopd and 50,000 bopd, respectively.

The Jubilee FPSO turret remediation work made good progress during the quarter. The FPSO was temporarily spread moored at its current heading in late February, which allowed the tugboats previously required to hold the vessel on a fixed heading to be removed, simplifying operations and reducing costs.

The next phase of the remediation work involves modifications to the turret for long-term spread-moored operations and planning for this work is ongoing amongst the partnership and the Government of Ghana.

Kosmos anticipates that the financial impact of lower Jubilee production as well as the additional expenditures associated with the repair to the FPSO and the additional costs of the interim operating procedures will continue to be mitigated through a combination of the Hull and Machinery (H&M) insurance, procured on behalf of the partnership, and the Loss of Production Income (LOPI) insurance procured by Kosmos. As of the first quarter of 2017, Kosmos has net approved claims of $154 million from our LOPI and H&M insurers with $142 million of cash received at March 31, 2017.

Production from TEN in the first quarter averaged approximately 50,000 bopd and is on track to achieve the operator’s 2017 guidance of 50,000 bopd. During periods throughout the quarter production levels exceeded 50,000 bopd and the partnership is continuing to optimize topside equipment to increase field production levels.

Mauritania and Senegal

In February, Kosmos received government approval and completed its previously announced transaction with BP in Senegal. Under the terms of the deal, BP acquired a 49.99 percent interest in Kosmos BP Senegal Limited, our controlled affiliate company which holds a 60.0 percent participating interest in the Cayar Offshore Profond and the Saint Louis Offshore Profond blocks offshore Senegal.

In the first quarter, Kosmos also completed the acquisition of over 11,500 square kilometers of 3D seismic surveys over a portion of Blocks C6, C8, C12, and C13.

Suriname & Sao Tome and Principe

In Suriname, Kosmos completed 3D seismic surveys in January across Block 42 and Block 45 totaling over 6,500 square kilometers and volumes are now being processed to mature prospects for drilling in 2018.

In Sao Tome and Principe, Kosmos commenced an approximately 16,000 square kilometer 3D seismic survey across its blocks.

2017 Capital Program

Kosmos has reduced its net capex budget for 2017 to $150 million, from the previously announced $175 million, after refining cost estimates for the 2017 work program. Approximately $75 million of the budget is allocated to Ghana, excluding Jubilee Turret remediation costs which are expected to be mitigated by insurance proceeds, and approximately $75 million is allocated to exploration, including seismic and new ventures costs. The 2017 net capex budget of $150 million represents a more than 75 percent decrease from our 2016 net capex budget.

(1)	A Non-GAAP measure, see attached reconciliation of adjusted net income.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss first quarter 2017 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). A live webcast of the event can be accessed on the Investors page of Kosmos’ website at investors.kosmosenergy.com. The dial-in telephone number for the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a leading independent oil and gas exploration and production company focused on frontier and emerging areas along the Atlantic Margins. Our assets include existing production and development projects offshore Ghana, large discoveries and significant further hydrocarbon exploration potential offshore Mauritania and Senegal, as well as exploration licenses with significant hydrocarbon potential offshore Sao Tome and Principe, Suriname, Morocco and Western Sahara. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos . For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss) and Adjusted net income (loss) per share are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as net income (loss) plus (i) depletion and depreciation, (ii) exploration expenses, (iii) interest and other financing costs, net, (iv) unrealized (gain) loss on commodity derivatives, (v) income tax expense, (vi) equity-based compensation, (vii) (gain) loss on sale of oil and gas properties, (viii) restructuring charges and (ix) similar other material items, which management believes affect the comparability of operating results. The Company defines adjusted net income (loss) as net income (loss) after adjusting for the impact of certain non-cash and non-recurring items, including non-cash changes in the fair value of derivative instruments, cash settlements on commodity derivatives, gain on sale of assets, and other similar non-cash and non-recurring charges, and then the non-cash and related tax impacts in the same period.

We believe that EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. Because EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share excludes some, but not all, items that affect net income, these measures as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.

Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenues and other income:
Oil and gas revenue	$103,432	$62,125
Other income, net	48,534	8
Total revenues and other income	151,966	62,133

Costs and expenses:
Oil and gas production	19,886	29,392
Facilities insurance modifications, net	2,574	—
Exploration expenses	105,714	23,858
General and administrative	15,787	17,920
Depletion and depreciation	34,978	31,266
Interest and other financing costs, net	16,786	10,324
Derivatives, net	(37,857)	(4,345)
Other expenses, net	762	14,733
Total costs and expenses	158,630	123,148

Loss before income taxes	(6,664)	(61,015)
Income tax expense (benefit)	22,177	(2,022)
Net loss	$(28,841)	$(58,993)

Net loss per share:
Basic	$(0.07)	$(0.15)
Diluted	$(0.07)	$(0.15)

Weighted average number of shares used to compute net loss per share:
Basic	387,312	384,435
Diluted	387,312	384,435

Kosmos Energy Ltd.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	March 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$153,194	$194,057
Receivables, net	200,582	143,337
Other current assets	192,015	137,793
Total current assets	545,791	475,187

Property and equipment, net	2,344,833	2,708,892
Other non-current assets	292,425	157,386
Total assets	$3,183,049	$3,341,465

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$217,722	$220,627
Accrued liabilities	118,114	129,706
Other current liabilities	8,916	19,692
Total current liabilities	344,752	370,025

Long-term liabilities:
Long-term debt, net	1,174,677	1,321,874
Deferred tax liabilities	506,122	482,221
Other non-current liabilities	96,186	86,146
Total long-term liabilities	1,776,985	1,890,241

Total shareholders’ equity	1,061,312	1,081,199
Total liabilities and shareholders’ equity	$3,183,049	$3,341,465

Kosmos Energy Ltd.

Condensed Consolidated Statements of Cash Flow

(In thousands, unaudited)

	Three Months Ended
	March 31,
	2017	2016
Operating activities:
Net loss	$(28,841)	$(58,993)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depletion, depreciation and amortization	37,529	33,817
Deferred income taxes	22,133	(1,951)
Unsuccessful well costs	88	2,222
Change in fair value of derivatives	(38,177)	(2,377)
Cash settlements on derivatives, net(1)	11,153	56,901
Equity-based compensation	9,830	10,635
Other	621	14,969
Changes in assets and liabilities:
Net changes in working capital	(44,718)	(39,606)
Net cash provided by (used in) operating activities	(30,382)	15,617

Investing activities:
Oil and gas assets	(31,810)	(226,571)
Other property	(271)	(47)
Proceeds from sale of assets	203,919	—
Net cash provided by (used in) investing activities	171,838	(226,618)

Financing activities:
Borrowings on long-term debt	—	150,000
Payments on long-term debt	(150,000)	—
Purchase of treasury stock	(1,115)	(1,074)
Net cash provided by (used in) financing activities	(151,115)	148,926

Net increase (decrease) in cash, cash equivalents and restricted cash	(9,659)	(62,075)
Cash, cash equivalents and restricted cash at beginning of period	273,195	310,862
Cash, cash equivalents and restricted cash at end of period	$263,536	$248,787

(1)	Cash settlements on commodity hedges were $11.4 million and $56.6 million for the three months ended March 31, 2017 and 2016, respectively.

Kosmos Energy Ltd.

EBITDAX

(In thousands, unaudited)

			Twelve Months
	Three Months Ended		Ended
	March 31,		March 31,
	2017	2016	2017
Net loss	$(28,841)	$(58,993)	$(253,628)
Exploration expenses	105,714	23,858	284,136
Facilities insurance modifications, net	2,574	—	17,535
Depletion and depreciation	34,978	31,266	144,116
Equity-based compensation	9,830	10,635	39,279
Derivatives, net	(37,857)	(4,345)	14,509
Cash settlements on commodity derivatives	11,420	56,630	142,740
Inventory impairment and other	(461)	14,746	(4,489)
Disputed charges and related costs	1,230	—	12,529
Interest and other financing costs, net	16,786	10,324	50,609
Income tax expense (benefit)	22,177	(2,022)	13,415
EBITDAX	$137,550	$82,099	$460,751

Adjusted Net Income

(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2017	2016
Net loss	$(28,841)	$(58,993)

Derivatives, net	(37,857)	(4,345)
Cash settlements on commodity derivatives	11,420	56,630
Facilities insurance modifications, net	2,574	—
Inventory impairment and other	(461)	14,746
Disputed charges and related costs	1,230	—
Total selected items before tax	(23,094)	67,031

Income tax expense on adjustments(1)	9,253	(22,589)
Adjusted net loss	$(42,682)	$(14,551)

Net loss per diluted share	$(0.07)	$(0.15)

Derivatives, net	(0.10)	(0.01)
Cash settlements on commodity derivatives	0.03	0.14
Facilities insurance modifications, net	0.01	—
Inventory impairment and other	—	0.04
Disputed charges and related costs	—	—
Total selected items before tax	(0.06)	0.17

Income tax expense on adjustments(1)	0.02	(0.06)
Income tax expense related to tax shortfall associated with IPO equity awards	—	—
Adjusted net loss per diluted share	$(0.11)	$(0.04)

Weighted average number of diluted shares	387,312	384,435

(1)	Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rate for Ghana is 35%.

Oil Revenue Summary

(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended
	March 31,
	2017	2016

Net Oil Volume Sold (MMBbls)	1.976	1.896

Oil revenue	$103,432	$62,125
Cash settlements on commodity derivatives	11,420	56,630
Realized oil revenue	$114,852	$118,755

Per Barrel:
Oil revenue	$52.34	$32.77
Cash settlements on commodity derivatives	5.78	29.87
Realized oil revenue	$58.12	$62.64

Underlifted by approximately 840 thousand barrels as of March 31, 2017.

Hedging Summary

As of March 31, 2017(1)

(Unaudited)

	Volume	Floor(2)	Short Put	Ceiling	Long Call
	(MMBbls)
2017 :
Swaps with puts/calls	1.505	$72.50	$55.00	$—	$90.00
Swaps with puts	1.505	$64.95	$50.00	$—	$—
Three-way collars	2.012	$45.00	$30.00	$57.50	$—

2018 :
Three-way collars	2.913	$56.57	$41.57	$65.90	$—
Four-way collars	2.000	$50.00	$40.00	$61.00	$70.00

(1)	Please see the Company’s filed 10-Q for full disclosure on hedging material. Includes hedging position as of March 31, 2017.
(2)	“Floor” represents floor price for collars or swaps and strike price for purchased puts.

Note:  Excludes 1.5 MMBbls of sold (short) calls with a strike price of $85.00/Bbl in 2017, 2.0 MMBbls of sold (short) calls with a strike price of $65.00/Bbl in 2018, and 0.9 MMBbls of sold (short) calls with a strike price of $80.00/Bbl in 2019.

Source: Kosmos Energy Ltd.

Investor Relations

Neal Shah

+1-214-445-9628

nshah@kosmosenergy.com

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rwilliams@kosmosenergy.com

Media Relations

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